Exhibit 99.1

Prospect Capital Reports $0.25 of Net Investment Income per Share in
March 2016 Quarter, With Fiscal Year to Date Net Investment Income Exceeding Dividends by $0.04 per Share
NEW YORK - (Marketwired) - May 10, 2016 - Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect” or “we”) today announced financial results for our third fiscal quarter ended March 31, 2016.
For the nine months ended March 31, 2016, our net investment income (“NII”) was $279.8 million or $0.79 per weighted average share. For the nine months ended March 31, 2015, our NII was $273.2 million or $0.78 per weighted average share. NII year over year increased by $6.5 million on a dollars basis and increased by $0.01 on a per share basis. Fiscal year to date NII has exceeded dividends by $0.04 per share.
For the March 2016 quarter, our NII was $87.6 million or $0.25 per weighted average share. For the March 2015 quarter, our NII was $87.4 million or $0.24 per weighted average share. NII year over year increased by $0.2 million on a dollars basis and increased by $0.01 on a per share basis.
Our recurring income as measured by the percentage of total investment income from interest income was 94% in the March 2016 quarter.
We have previously announced monthly cash dividends to shareholders of $0.08333 per share through April 2016. Yesterday, we announced the declaration of monthly cash dividends in the following amounts and with the following dates:

•	$0.08333 per share for May 2016 to holders of record on May 31, 2016 with a payment date of June 23, 2016;

•	$0.08333 per share for June 2016 to holders of record on June 30, 2016 with a payment date of July 21, 2016;

•	$0.08333 per share for July 2016 to holders of record on July 29, 2016 with a payment date of August 18, 2016; and

•	$0.08333 per share for August 2016 to holders of record on August 31, 2016 with a payment date of September 22, 2016.
Since our IPO 12 years ago through our August 2016 distribution, assuming our current share count for upcoming distributions, we will have distributed $14.96 per share to initial shareholders, aggregating $2.0 billion in cumulative distributions to all shareholders.
Our debt to equity ratio stood at 73.8% after subtraction of cash and equivalents at March 31, 2016, down 380bp from 77.6% at June 30, 2015. Our objective is to sustain and grow net investment income per share in the coming quarters by focusing on matched-book funding to finance disciplined and accretive originations across our diversified lines of business. We are currently exploring initiatives to lower our funding costs (including refinancing of existing liabilities at lower rates), opportunistically harvest certain controlled investments at a gain, optimize our origination strategy mix (including increasing our mix of online loans), repurchase shares at a discount to net asset value, and rotate our portfolio out of lower yielding assets into higher yielding assets while maintaining a significant focus on first lien senior secured lending.
Our net asset value (“NAV”) on March 31, 2016 stood at $9.61 per share, a decrease of $0.04 in comparison to the value of $9.65 at December 31, 2015, and a decrease of $0.70 in comparison to the value of $10.31 at June 30, 2015. The decrease in our NAV in comparison to June 30, 2015, is primarily due to unrealized depreciation based on volatility in the capital markets rather than fundamental credit issues.

We believe there is no greater alignment between management and shareholders than for management to own a significant amount of stock, particularly when such stock is purchased on the open market as with Prospect. Management is the largest shareholder in Prospect and has never sold a share. Management on a combined basis has purchased at cost over $160 million of stock in Prospect, including over $50 million in the March 2016 quarter and over $100 million combined in the past two quarters.
HIGHLIGHTS

Equity Values:
Net assets as of March 31, 2016: $3.422 billion
Net asset value per share as of March 31, 2016: $9.61

Third Fiscal Quarter Operating Results:
Net investment income: $87.6 million
Net investment income per share: $0.25
Dividends to shareholders per share: $0.25

Fiscal Year to Date Operating Results:
Net investment income: $279.8 million
Net investment income per share: $0.79
Dividends to shareholders per share: $0.75

Third Fiscal Quarter Portfolio and Investment Activity:
Portfolio investments acquired in quarter: $23.2 million
Total portfolio investments at fair market value at March 31, 2016: $6.005 billion
Number of portfolio companies at March 31, 2016: 125

PORTFOLIO AND INVESTMENT ACTIVITY

Our portfolio emphasis during the March 2016 quarter continued to prioritize secured lending. As of March 31, 2016, our portfolio at fair value consisted of 51.6% first lien, 19.2% second lien, 16.6% structured credit (with underlying first lien), 0.3% small business whole loan, 1.2% unsecured debt, and 11.1% equity investments.
We currently have multiple primary investment origination strategies, including non-control agented and syndicated lending in private equity sponsored and non-sponsored transactions, control investments in operating and financial companies, structured credit investments, real estate investments, and online lending. As of March 31, 2016, our control investments at fair value stood at 33.3% of our portfolio, compared to 32.5% at December 31, 2015.
With our scale team of more than100 professionals, one of the largest middle-market credit teams in the industry, we believe we are well positioned to select in a disciplined manner a small percentage of investment opportunities out of the thousands we source annually. Prospect closed approximately $1.1 billion of investments during the last four quarters, generally replacing investments as they were repaid or exited.

Our portfolio’s annualized current yield stood at 13.4% across all performing interest bearing investments as of March 31, 2016, an increase of 1.5% over September 2014, 1.0% over March 2015, 0.7% over June 2015, and 0.1% over December 2015. This yield metric has now increased each of the last six consecutive quarters. Distributions from equity positions that we hold are not included in this yield calculation. In many of our portfolio companies, we hold equity positions, ranging from minority interests to majority stakes, which we expect over time to contribute to our investment returns. We are seeking to enhance our yields by capitalizing on higher recent market spreads compared to prior years.
At March 31, 2016, our portfolio consisted of 125 long-term investments with a fair value of $6.005 billion. These investments span a diversified range of industries with no one industry representing more than 9.2% of the portfolio at fair value as of March 31, 2016. As of March 31, 2016, Prospect’s asset concentration in the energy industry stood at 2.9%, including Prospect’s first lien senior secured loans where third parties bear first loss capital risk. The fair market value of our loan assets on non-accrual as a percentage of total assets stood at approximately 0.5% at March 31, 2016, consistent with the prior quarter, with approximately 0.2% residing in the energy industry.
With regard to non-accrual loans, we believe that equitizing some portion of an investment in a business going through significant cyclical or other difficulties is often preferable compared to the alternative of maintaining on a balance sheet excessive debt that cannot be serviced in the foreseeable future. With such capital structure flexibility, a management team can remain focused on boosting operational performance for long-term value generation.
We are pleased with the overall credit quality of our portfolio, with many of our companies generating year-over-year and sequential growth in top-line revenues and bottom-line profits. As of March 2016, our weighted average portfolio net leverage stood at 4.12 times earnings before interest, taxes, depreciation, and amortization (“EBITDA”), down from 4.19 times as of December 2015 and down from 4.36 times as of September 2015. As of March 2016, our weighted average EBITDA per portfolio company stood at approximately $49.1 million, up from $48.6 million as of December 2015 and up from $44.6 million as of September 2015.
During the March 2016 quarter, we completed multiple follow-on investments aggregating $23.2 million, and we received full repayment on one investment. Our sales, repayments, and scheduled amortization payments in the March 2016 quarter were $163.6 million, resulting in net investment exits of $140.4 million. We slowed originations in the March 2016 quarter due to market volatility but expect to increase our investment pace, depending on market conditions, in the coming quarters.
The majority of our portfolio consists of sole agented middle-market loans that we have originated, selected, negotiated, structured, and closed. In recent years we have perceived the risk-adjusted reward to be superior for agented, self-originated, and anchor investor opportunities compared to the broadly syndicated market, causing us to so prioritize our proactive sourcing efforts. Our proprietary Prospect call center initiative has enabled us to source investment opportunities we may not have seen otherwise. We anticipate that our calling effort will contribute to our business in the upcoming years.
During the March 2016 quarter, our originations comprised 10% third party sponsor deals, 49% online lending, 20% syndicated debt, 9% operating buyout and 12% real estate. Our activity during the March 2016 quarter included the following transactions:

•
On January 21, 2016, we sold 100% of our CIFC Funding 2011-I, Ltd. Class E and Class D notes with a cost basis of $29.0 million and a December 31, 2015 mark of $31.6 million for $32.9 million. We realized a gain of $3.9 million on the sale.

•
In February 2016, we and other lenders foreclosed on Targus Group International, Inc. (“Targus”). Our $21.6 million first lien term loan was extinguished and exchanged for a 12.63% common equity ownership in the parent company of Targus. As part of the foreclosure and recapitalization, we provided $1.3 million and were allocated $3.8 million of additional senior debt financing. We recorded a realized loss of $14.2 million for the amount our amortized cost exceeded fair value.

•	On March 22, 2016 and March 24, 2016, United Sporting Company, Inc. repaid $17.4 million of our loan.

•	During the March 2016 quarter, we sold our $10.1 million debt investment in ICON Health and Fitness, Inc. We realized a loss of $1.1 million on the sale.

•
During the March 2016 quarter, we made one follow on investment in National Property REIT Corp (“NPRC”) totaling $2.0 million to support the online consumer lending initiative. We invested $0.3 million of equity through NPH Property Holdings, LLC (“NPH”) and purchased $1.7 million of debt issued to us by NPRC and its wholly-owned subsidiaries. We also provided $0.4 million of equity financing to NPRC to fund capital expenditures for existing real estate properties.

•	During the March 2016 quarter, we purchased a $2.1 million follow-on debt investment issued to us by United Property REIT Corp. (“UPRC”)..

•	During the March 2016 quarter, NPRC repaid $31.4 million of our loans and returned $5.3 million on our equity investment.

•	During the March 2016 quarter, American Property REIT Corp (“APRC”) repaid $17.7 million of debt issued to us.

•	During the March 2016 quarter, we recorded a realized loss of $0.2 million on our remaining investment in New Century Transportation, Inc.

•	During the March 2016 quarter, we recorded a realized loss of $3.0 million on our remaining investment in Wind River Resources Corporation.

Since March 31, 2016 (in the current June 2016) quarter, we have completed new and follow-on investments of $115.4 million, sold $25.0 million of one investment, and received partial repayments of $22.4 million, including the following transactions:

•
During the period from April 1, 2016 through May 9, 2016, we made four follow-on investments in NPRC totaling $39.5 million to support the online consumer lending initiative. We invested $5.9 million of equity issued by NPH and purchased $33.6 million of debt issued by ACL Loan Holdings, Inc. (“ACL”), a wholly-owned subsidiary of NPRC. In addition, ACL repaid $11.8 million of our loans.

•	On April 6, 2016, APRC repaid $3.0 million of our loans.

•	During the period from April 1, 2016 through May 9, 2016, our wholly-owned subsidiary Prospect Small Business Lending LLC purchased $5.6 million of small business whole loans from OnDeck Capital, Inc.

•	On April 6, 2016, UPRC repaid $7.6 million of loans we advanced.

•
On April 29, 2016, we purchased $50.0 million of additional first lien senior secured debt issued by Trinity Services Group, Inc (“Trinity”). During the period from May 3, 2016 through May 10, 2016, we sold 72.1% of the outstanding principal balance of the Term Loan A issued to us by Trinity at par for $25.0 million.

•	On April 29, 2016, pursuant to our delayed draw term loan commitment to Instant Web, LLC, we funded $8.0 million of Senior Secured Term Loan A and $8.0 million of Senior Secured Term Loan B.

Benefiting from the solid performance of several controlled positions in our portfolio, we have historically selectively monetized our equity in certain companies and may monetize other positions if we identify attractive opportunities for exit. As such exits materialize, we expect to reinvest such proceeds into new income-producing and other attractive opportunities. We are pleased with the overall performance of our controlled portfolio companies, and are actively exploring other new investment opportunities at attractive multiples of cash flow.
We and NPRC, through certain of NPRC’s wholly-owned subsidiaries, continued our investment in the online lending industry with a focus on super-prime, prime, and near-prime consumer and small business borrowers. We and NPRC currently hold $700 million of loans, across multiple origination and underwriting platforms. Our online business, which includes attractive advance rate financing for certain assets, is currently delivering a yield of approximately 17% (net of all costs and expected losses). In the past year we have closed and upsized five bank credit facilities and one securitization to support this business, with more credit facilities and securitizations expected in the future that we hope will enhance our investment returns through efficient financing utilization. We have multiple origination sources for the online business and expect to continue to diversify those sources in the future through our proactive efforts.
The investment performance of our structured credit business has exceeded our underwriting expectations, demonstrating one of the benefits of our strategy of pursuing majority stakes, working with world-class management teams, providing strong collateral underwriting through primary issuance, and focusing on the most attractive risk-adjusted opportunities. As of March 31, 2016, we were invested in 38 structured credit investments with a fair value of $996 million with individual standalone financings non-recourse to Prospect and with our risk capped at the net investment amount. Our underlying structured credit portfolio comprised over 3,000 loans and a total asset base of over $18.5 billion. As of March 31, 2016, our structured credit portfolio experienced a trailing twelve month default rate of 1.16%, or 59 basis points less than the broadly syndicated market trailing twelve month default rate of 1.75%. In the March 2016 quarter, our structured credit equity portfolio generated an annualized cash yield of 27.0% and an annualized GAAP yield of 17.7% based on March 31, 2016 fair value. As of March 31, 2016, our existing structured credit portfolio has generated $633.7 million in cumulative cash distributions, representing 48.8% of our original investment. In addition, we have exited seven structured credit investments totaling $153.6 million with an average realized IRR of 16.8% and cash on cash multiple of 1.42 times.
Prospect’s structured credit portfolio consists entirely of majority owned positions. Such positions can enjoy significant benefits compared to minority holdings in the same tranche. In many cases Prospect receives fee rebates and other special economics because of its majority position. The average collateral management fee rebate across the Prospect portfolio is 6 basis points, which is a 12% discount to a typical collateral management fee of 50 basis points for CLOs. As a majority holder, Prospect controls the ability to call a transaction in Prospect’s sole discretion in the future. Prospect has the option of waiting years to call a transaction at a time optimal for Prospect rather than when loan asset valuations might be temporarily low. Prospect as majority investor can refinance liabilities on more advantageous terms (as we have done four times since the beginning of 2015) and negotiate better terms to “Volckerize” a deal (i.e., remove a bond basket) in exchange for better terms from the debt investors in the transaction (as we have done five times since the beginning of 2015). Options can have significant embedded value as per Black-Scholes and other option valuation methods. Options typically have greater value with a greater time horizon. During the March 2016 quarter, we sold two structured credit positions at 97.25% and 93.75% of par, above our September 30 and December 31, 2015 valuations, which we believe further confirms the quality of our structured credit portfolio.
Prospect’s structured credit equity portfolio has paid to Prospect an average 28.8% cash yield (based on March 31, 2016 fair value) in the 12 months ended March 31, 2016, demonstrating our careful underwriting and the resultant strong credit metrics of our structured credit equity portfolio. We believe structured credit remains an attractive asset class given its strong historical performance. According to Citigroup Global Markets Research, WF Structured Products Research, Intex, and our collateral managers:

•	The average annualized structured credit equity investment dividend since 2003 is over 22%, including 8% in 2009, which was the lowest year on record.

•	Pre-credit crisis U.S. structured credit investments have outperformed other asset classes with an average return of 19.47% versus 8.49% for the U.S. high yield bond index and 11.78% for the S&P 500.

•	Over 98% of structured credit corporate loan investments in the lifetime of the industry have realized a positive return to equity investors.
As a yield enhancement for our business, in the past two years we launched an initiative to divest lower yielding loans from our balance sheet, thereby allowing us to rotate into higher yielding assets and to expand our ability to close scale one-stop investment opportunities with efficient pricing. So far in the June 2016 fiscal year, we have made four sales of such lower yielding investments totaling $91.9 million with a weighted average coupon of 6.1%. We receive recurring servicing fees paid by multiple loan purchasers in conjunction with certain divested loans. We expect additional similar sales in the future as a potential earnings contributor for the June 2016 fiscal year and beyond.
Business development companies (“BDCs”) like Prospect primarily make senior secured loans to private American companies for such purposes as growth, development, acquisitions, expansion, job hiring, and other purposes. BDCs historically have had low single digit percentage average loss rates because of disciplined underwriting standards, with third party research showing that BDCs have had lower loss rates than banks. For many of the middle-market private companies in which a BDC invests, traditional sources of financing like bank lending or public offerings often have limited availability. BDCs offer advantages to the companies that are in need of investment capital to grow since BDCs are also required to offer managerial assistance to the companies in which they invest.
LIQUIDITY AND FINANCIAL RESULTS
During the March 2016 quarter, we continued to utilize prudent leverage to enhance our returns, with our debt to equity ratio (after subtraction of cash and equivalents) standing at 73.8% at March 31, 2016. We continue to retain significant balance sheet strengths, including a majority of unencumbered assets, demonstrated access to diversified funding markets, matched-book funding, unsecured fixed-rate liability focus, and prudent debt to equity leverage. Our balance sheet also gives us the potential for future earnings as we harvest the benefits of the financing structures we have recently closed at an attractive cost due to our investment-grade ratings at corporate, revolving facility, and term debt levels.
We remain investment grade rated with a stable outlook, having refinanced two debt maturities since the beginning of 2015, including our $150 million convertible note in December 2015 and our $100 million baby bond in May 2015. Looking into calendar year 2016, our only significant maturity is a $167.5 million convertible note due in August, which we anticipate refinancing through our lower cost $885 million revolver that is currently undrawn. If the need should arise to decrease our leverage ratio, we believe we could slow originations and allow repayments and other exits to come in during the ordinary course, as we saw in the March 2016 quarter. In calendar year 2015, we received $1.3 billion of repayments, another validation of our strong underwriting and credit processes.
On August 29, 2014, we renegotiated and closed an expanded five and a half year revolving credit facility (the “Facility”). The Facility lenders have extended commitments of $885.0 million under the Facility as of March 31, 2016. The Facility includes an accordion feature which allows commitments to be increased to $1.5 billion in the aggregate. Interest on borrowings under the Facility is one-month LIBOR plus 225 basis points, a 50 basis point reduction from the previous rate, with no minimum LIBOR floor. The Facility continues to carry an investment-grade Moody’s rating of Aa3.
We have significantly diversified our counterparty risk. The current count of 22 institutional lenders in the Facility compares to five lenders at June 30, 2010 and represents one of the most diversified bank groups in our industry.
As we make additional investments, we generate additional availability to the extent such investments are eligible to be placed into the borrowing base. The revolving period of the Facility extends through March 2019, with an additional one-year amortization period to March 2020, with distributions allowed after the completion of the revolving period.
Our repeat issuance in the 5-year to 30-year unsecured term debt market has extended our liability duration, thereby better matching our assets and liabilities for balance sheet risk management.
During the period from December 21, 2010 to April 11, 2014, we issued $1.25 billion in principal amount of convertible notes in nine issuances (“Convertible Notes”). On December 15, 2015, we repaid the outstanding principal and interest due on our maturing convertible notes. On March 28, 2016, we repurchased $0.5 million aggregate principal amount of our convertible notes maturing in 2017 at a price of 98.25, including commissions. The remaining notes bear interest at rates ranging from 4.75% to 5.5% and are due at various dates between August 15, 2016 and April 15, 2020.
On May 1, 2012, we issued $100.0 million in principal amount of 6.95% unsecured notes due November 2022 (the “2022 Baby Bond Notes”). On May 15, 2015, we redeemed these 2022 Baby Bond Notes to reduce our cost of debt financing.
On March 15, 2013, we issued $250.0 million in aggregate principal amount of 5.875% unsecured notes due March 2023 (the “2023 Notes”).
On April 7, 2014, we issued $300.0 million aggregate principal amount of 5.00% unsecured notes due July 15, 2019 (the “2019 Notes”). Included in the issuance is $45.0 million of Prospect Capital InterNotes® that were converted into the 2019 Notes.
On December 10, 2015, we issued $160.0 million aggregate principal amount of 6.25% unsecured notes due June 15, 2024 (the “2024 Baby Bond Notes”).
On February 16, 2012, we entered into a Selling Agent Agreement for our issuance and sale from time to time of senior unsecured program notes (the “Program Notes,” and together with the Convertible Notes, 2024 Baby Bond Notes, 2023 Notes and 2019 Notes, the “Unsecured Notes”). Since initiating the program, we have issued approximately $1.04 billion of Program Notes ($898.5 million outstanding after redemptions and exchanges, including settlements, as of March 31, 2016). These notes were issued with interest rates ranging from 3.38% to 7.00% with a current weighted average rate of 5.19%. These notes mature between October 15, 2016 and October 15, 2043.
Our Unsecured Notes are general unsecured obligations of Prospect, with no financial covenants, no technical cross default provisions, and no payment cross default provisions with respect to our revolving credit facility. The Unsecured Notes have no restrictions related to the type and security of assets in which Prospect might invest. These Unsecured Notes have an investment-grade Kroll rating of BBB+ and S&P rating of BBB-. As of March 31, 2016, Prospect held approximately $4.6 billion of unencumbered investments on its balance sheet, approximately 76% of Prospect’s portfolio, in a manner we believe highly beneficial and differentiated among BDCs for holders of Unsecured Notes and for Prospect shareholders.

We currently have no money drawn under our Facility. Assuming sufficient assets are pledged to the Facility and that we are in compliance with all Facility terms, and taking into account our cash balance in the Facility, we have $618 million of new Facility-based investment capacity. Any additional Prospect cash on hand, principal repayments, other monetizations of assets, issuances of debt and other capital, or increases in our Facility size may further increase our investment capacity.
As of March 31, 2016, 100% of Prospect’s assets across its portfolio are “Level 3” assets under ASC 820, meaning such assets are illiquid with unobservable inputs and with a requirement to use estimation techniques. When Prospect went public in 2004, Prospect’s Board of Directors instituted best practice in the BDC industry by employing third party valuation firms to value 100% of the company's “Level 3” assets for each fiscal quarter using a positive assurance methodology. Prior to Prospect’s leading by example, other companies in the industry used self-valuations, sampling, and other less robust methods for “Level 3” portfolio valuation. When determining the fair value of portfolio investments, the Audit Committee and the Board of Directors of the company, including our independent directors, primarily evaluate the range of valuations from three independent valuation firms. For our structured credit investments, the independent valuation firm primarily utilizes a single cash flow path approach based on our expected cash flows. In order to validate the results from the single cash flow methodology, the valuation agent also utilizes a multi-path Monte Carlo simulation approach along with reviewing changes in market conditions for similarly trading securities. The Board of Directors looks at multiple factors in determining where within the range provided by each independent valuation firm to value each Prospect asset, including recent operating and financial trends for the asset, independent ratings obtained from third parties, comparable multiples for recent sales of companies within the industry, and discounted cash flow models. Final selected valuations have never been outside the range provided by third party valuation firms.
As a tax-efficient regulated investment company, our 90% minimum shareholder dividend payout requirement is based on taxable income (“distributable income”) rather than GAAP net investment income. Distributable income from time to time can decouple from NII. In the March 2016 quarter, we generated distributable income of $86.6 million or $0.24 per weighted average share. For the nine months ended March 31, 2016, we generated distributable income of $284.4 million or $0.80 per weighted average share (exceeding $0.75 per share of declared dividends).
While regulated investment companies may utilize “spillback” dividends in the subsequent tax year to count toward prior year distribution requirements, distributable income consistently in excess of dividends enhances the possibility of future special dividends in order to maintain regulated investment company status.
For the eighth straight year, Prospect recently received authorization from shareholders for the option to issue shares below NAV as required by regulation. We, like many other BDCs, seek and receive such annually-required shareholder approval to improve the credit profile of the business relative to debt holders in order to reduce borrowing costs and enhance access to debt capital markets. Prospect has been a responsible steward with zero shares issued below NAV based on this authorization in calendar year 2015 and to date in calendar year 2016. In addition, over 90% of shares issued in the prior three fiscal years have been at a premium to NAV, resulting in accretion of $0.16 per share. Prospect has no intention to pursue a dilutive equity offering.
On July 28, 2015, we began repurchasing our shares of common stock as they were trading at a significant discount to NAV. Since that time, we have repurchased 4,708,750 shares of common stock at an average price of $7.25 per share. Repurchases total approximately $34.1 million to date.
During each of the past five years ended December 31, 2015 (not all peers have reported for March 2016), Prospect has outperformed the peer medians for dividends plus change in net asset value per share, which we believe is an important metric of fundamental performance. Similarly, we have outperformed the peer medians on this metric over the last one, three, five, and ten year periods, a record of consistency almost no other peers can match. Our diversified origination platform has enabled Prospect to produce strong investment yields, evidenced by our dividend/NAV yield and NII yield, each of which are more than 200 bps higher than peer medians over the past five years. Our yields help drive a return on equity that is more than 200 bps higher than the peer group over this same period, delivering significant alpha in a competitive market.
For data in the previous paragraph, as shown in our corporate presentation, dividends plus change in net asset value per share are compounded on a quarterly basis with investors purchasing and selling shares of our common stock at prevailing market prices, which may be higher or lower than NAV. Information related to past performance, while potentially helpful as an evaluative tool, is not necessarily indicative of future results. The source for this performance information is Prospect analysis of Capital IQ data on publicly-traded BDCs for which there is data for each entire period.
EARNINGS CONFERENCE CALL
Prospect will host an earnings conference call on Wednesday, May 11, 2016, at 10:00 am. Eastern Time. The conference call dial-in number will be 888-338-7333. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10084034. The updated Prospect corporate presentation is available on the Investor Relations tab at www.prospectstreet.com.
The conference call will also be available via a live listen-only webcast on Prospect’s website, www.prospectstreet.com. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the Internet broadcast. A replay of the audio webcast will be available on Prospect’s website for approximately 30 days following the conference call.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	March 31, 2016	June 30, 2015
	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $1,959,243 and $1,894,644, respectively)	$1,998,023	$1,974,202
Affiliate investments (amortized cost of $10,758 and $45,150, respectively)	12,088	45,945
Non-control/non-affiliate investments (amortized cost of $4,238,156 and $4,619,582, respectively)	3,994,994	4,589,411
Total investments at fair value (amortized cost of $6,208,157 and $6,559,376, respectively)	6,005,105	6,609,558
Cash and cash equivalents	169,212	110,026
Receivables for:
Interest, net	18,879	20,408
Other	927	2,885
Prepaid expenses	1,268	757
Deferred financing costs	50,937	54,420
Total Assets	6,246,328	6,798,054

Liabilities
Revolving Credit Facility (Notes 4 and 8)	—	368,700
Convertible Notes (Notes 5 and 8)	1,089,000	1,239,500
Public Notes (Notes 6 and 8)	708,242	548,094
Prospect Capital InterNotes® (Notes 7 and 8)	898,535	827,442
Due to broker	—	26,778
Interest payable	33,724	39,659
Dividends payable	29,675	29,923
Due to Prospect Administration (Note 13)	1,899	4,238
Due to Prospect Capital Management (Note 13)	55,021	2,550
Accrued expenses	3,153	3,408
Other liabilities	4,663	4,713
Commitments and Contingencies (Note 3)	—	—
Total Liabilities	2,823,912	3,095,005
Net Assets	$3,422,416	$3,703,049

Components of Net Assets
Common stock, par value $0.001 per share (1,000,000,000 common shares authorized; 356,113,777 and 359,090,759 issued and outstanding, respectively) (Note 9)	$356	$359
Paid-in capital in excess of par (Note 9)	3,959,864	3,975,672
Accumulated overdistributed net investment income	(5,800)	(21,077)
Accumulated net realized loss on investments and extinguishment of debt	(328,952)	(302,087)
Net unrealized (depreciation) appreciation on investments	(203,052)	50,182
Net Assets	$3,422,416	$3,703,049

Net Asset Value Per Share (Note 16)	$9.61	$10.31

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Investment Income
Interest income:
Control investments	$50,762	$50,418	$154,135	$146,230
Affiliate investments	—	973	896	2,814
Non-control/non-affiliate investments	83,986	94,556	265,855	290,665
Structured credit securities	44,244	39,046	135,912	118,238
Total interest income	178,992	184,993	556,798	557,947
Dividend income:
Control investments	8,288	1,346	25,046	4,756
Affiliate investments	—	—	—	778
Non-control/non-affiliate investments	13	24	16	46
Money market funds	—	1	—	27
Total dividend income	8,301	1,371	25,062	5,607
Other income:
Control investments	1,758	1,620	7,436	10,352
Affiliate investments	—	—	—	226
Non-control/non-affiliate investments	442	3,366	9,639	18,122
Total other income (Note 10)	2,200	4,986	17,075	28,700
Total Investment Income	189,493	191,350	598,935	592,254
Operating Expenses
Investment advisory fees:
Base management fee (Note 13)	30,977	33,679	95,712	100,878
Income incentive fee (Note 13)	21,906	21,860	69,940	68,307
Total investment advisory fees	52,883	55,539	165,652	169,185
Interest and credit facility expenses	41,719	42,213	125,881	127,371
Legal fees	11	(4)	2,163	1,554
Valuation services	365	401	1,228	1,310
Audit, compliance and tax related fees	1,596	648	4,665	2,239
Allocation of overhead from Prospect Administration (Note 13)	2,936	2,984	9,114	8,414
Insurance expense	214	121	653	373
Directors’ fees	94	94	282	282
Excise tax	400	(793)	1,700	982
Other general and administrative expenses	1,649	2,706	7,836	7,315
Total Operating Expenses	101,867	103,909	319,174	319,025
Net Investment Income	87,626	87,441	279,761	273,229

Net realized (losses) gains on investments	(10,784)	4,704	(18,237)	(150,973)
Net change in unrealized (depreciation) appreciation on investments	(1,311)	(9,775)	(253,233)	130,528
Net realized and unrealized losses on investments	(12,095)	(5,071)	(271,470)	(20,445)
Net realized losses on extinguishment of debt	(23)	(878)	(86)	(1,214)
Net Increase in Net Assets Resulting from Operations	$75,508	$81,492	$8,205	$251,570
Net increase in net assets resulting from operations per share	$0.21	$0.23	$0.02	$0.71
Dividends declared per share	$(0.25)	$(0.28)	$(0.75)	$(0.94)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER SHARE
(in actual dollars)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Per Share Data
Net asset value at beginning of period	$9.65	$10.35	$10.31	$10.56
Net investment income(1)	0.25	0.24	0.79	0.78
Net realized loss on investments(1)	(0.03)	0.01	(0.05)	(0.44)
Net change in unrealized appreciation (depreciation) on investments(1)	—	(0.02)	(0.71)	0.37
Dividends to shareholders	(0.25)	(0.28)	(0.75)	(0.94)
Common stock transactions(2)	(0.01)	—	0.02	(0.03)
Net asset value at end of period	$9.61	$10.30	$9.61	$10.30

(1)	Financial highlights are based on the weighted average number of common shares outstanding for the period presented (except for dividends to shareholders which is based on actual rate per share).

(2)
Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our dividend reinvestment plan, shares issued to acquire investments and repurchases of common stock below net asset value pursuant to our Repurchase Program.

RECONCILIATION OF GAAP NET INVESTMENT INCOME TO DISTRIBUTABLE INCOME
Below is a reconciliation of our NII to distributable income for the March 2016 quarter and nine months ended March 2016 (in thousands of dollars, except share and per share data, with all distributable income numbers as current estimates not to be finally determined and announced until after we file our tax returns for our August 31, 2015 and August 31, 2016 tax years):

GAAP Net Investment Income to Distributable Income	Three Months Ended March 31, 2016	Nine Months Ended March 31, 2016
GAAP Net Investment Income	$87,626	$279,761
Taxable income in excess of book income from CLO investments	(2,361)	(1,526)
Non-deductible federal excise tax expense	400	1,700
Taxable loss from pass-through controlled companies	(4,456)	(927)
Other net additions to distributable income	5,351	5,431
Distributable Income	$86,560	$284,439
Weighted average shares of common stock outstanding	355,779,088	355,994,927
Distributable Income per Share	$0.24	$0.80

ABOUT PROSPECT CAPITAL CORPORATION
Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702